Exhibit 14.1

Cemtrex, Inc. and Subsidiaries

CORPORATE CODE

OF

BUSINESS ETHICS

Cemtrex, Inc. and Subsidiaries

CEMTREX, INC.

CORPORATE CODE OF BUSINESS ETHICS

TABLE OF CONTENTS	Page #
OVERVIEW	1
GENERAL POLICY	1
CODE OF CONDUCT	1
EMPLOYEE RELATIONS	1
COMMUNITY INVOLVEMENT	2
ENVIRONMENTAL CONCERNS	2
SAFETY	2
QUALITY	2
CUSTOMERS AND SUPPLIERS	3
COMPETITORS	3
ANTI-TRUST AND RESTRICTIVE TRADE PRACTICES	3
CONFIDENTIAL INFORMATION	3
DISCLOSURE OF COMPANY INFORMATION	4
FINANCIAL ACCOUNTING AND REPORTING	4
INSIDER TRADING	4
CONFLICTS OF INTEREST	5
TRADE (EXPORT AND IMPORT)	5
INTERNATIONAL CITIZENSHIP	5
REPORTING VIOLATIONS	6
DELEGATION OF AUTHORITY	6
USE OF COMPANY ASSETS	6
PURPOSE OF THE CODE OF BUSINESS ETHICS	6
RESPONSIBILITY AND ACCOUNTABILITY	7
ADMINISTRATION	7
ADDITIONAL RESPONSIBILITIES OF MANAGERS	7

Cemtrex, Inc. and Subsidiaries

CEMTREX, INC.

CORPORATE CODE OF BUSINESS ETHICS

OVERVIEW

It is essential that the highest standards of conduct be observed in all contacts made by Company employees with customers, shareholders, suppliers, governmental officials, fellow employees and the general public. This Corporate Code of Business Ethics represents the Company’s position regarding several important areas of business conduct. This Code establishes the standards of conduct to be followed by all employees of the Company.

GENERAL POLICY

It is the policy of the Company to comply with all applicable laws, to act fairly, impartially, and in an ethical, proper manner. The highest standards of conduct are required of our employees and all other persons who act on our behalf, which includes contractors, consultants, etc. It is Company policy that all persons acting on its behalf comply with the legal requirements of the various countries, economies and regional communities in which the Company does business. Employees shall conduct the Company’s affairs in accordance with the highest moral and legal standards. The reputations of the Company and each employee of the Company for unquestioned honesty, integrity and fair dealing are priceless assets. These are assets that must not be compromised. Therefore, the guidelines set forth in the following areas apply uniformly to all persons representing each member of the entire Cemtrex, Inc. group of companies.

CODE OF CONDUCT

Cemtrex, Inc. is committed to promoting integrity and maintaining the highest standards of ethical conduct in all of its business activities. Our business success is dependent on trusting relationships, built on this foundation of integrity. Our reputation is founded on the personal integrity of the company personnel and our dedication to:

•	Honesty in communicating within the company and with our suppliers and customers, while at the same time protecting the company’s confidential information and trade secrets.
•	Error free workmanship in our products and services, leading to quality products and services to our customers.
•	Responsibility for our words and actions confirms our commitment to do what we say.
•	Limitless respect for our fellow employees, shareholders, customers and suppliers while showing willingness to solicit their opinions and value their feedback.
•	Earnest and fair dealings with our fellow employees, shareholders, customers and suppliers through adherence to all applicable laws, regulations and policies, and high standards of behavior.
•	Yielding to the need for strong relationships with our employees and the communities affected by our businesses.

EMPLOYEE RELATIONS

People are the cornerstone of our business. Our continued success depends largely on our ability to attract and develop a diverse work force of qualified men and women. Any employment or personnel practice that is unjust to any of our employees, however inadvertent, ultimately injures all of us. Integrity, fairness and respect for others are characteristics we accept as inherent in the Cemtrex culture. We simply cannot afford to deprive ourselves of capable people for reasons based on unlawful or unjust discrimination. Recognizing our continuing need to hire and develop qualified people, while basing our judgment on their abilities, we reaffirm our commitment to provide meaningful employment opportunities for men and women and, to fully support all principles of equal opportunity in employment.

Equal Employment Opportunity - it is the policy of Cemtrex to ensure equal treatment for all employees and applicants, regardless of their color, religion, national origin, age, sex, sexual orientation or mental/physical capacity and to comply voluntarily with the concept and practice of affirmative action. This policy applies to all company activities including, but not limited to, recruiting, hiring, training, transfers, promotions and benefits.

Cemtrex, Inc. and Subsidiaries

Non-Harassment and Sexual Harassment – it is company policy to provide a workplace free from tensions involving matters that do not relate to company’s business. In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, or requests for sexual favors, will not be tolerated. Harassment of employees, applicants, customers, contractors or suppliers by other employees is a violation of company policy.

Employees who observe, learn of, or are subject to harassment, are responsible immediately to report the conduct to their supervisor, manager, human resource representative, or Mr. Sunny Patel , as the Chairman of the Audit Committee for the Board of Directors, for prompt investigation (see Section entitled “Reporting Violations” for contact information). Investigations will be conducted in as discrete and confidential manner as is practicable.

The company will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation.

Retaliation against individuals who report such violations of company policy, or against those who provide information in an investigation of such violations, is a violation of company policy.

COMMUNITY INVOLVEMENT

Each of the Company’s facilities will function as an integral part of the country, economy and regional community in which it conducts the Company’s business operations. Employees are encouraged to participate in community activities as concerned and responsible citizens. Both the Company and its employees benefit from any activity that improves the health, well-being, education and culture of the community. Together, they have a responsibility to support and share in the development of social and civic activities designed to improve the quality of life in each such community.

ENVIRONMENTAL CONCERNS

Cemtrex, Inc. is firmly committed to conducting its business in compliance with all applicable environmental and workplace laws and regulations in a manner that has the highest regard for the safety and well-being of employees and the general public. Therefore, Cemtrex expects all employees to do their utmost to abide by the letter and spirit of these laws and regulations. The Company will comply with applicable laws and regulations. The Company’s environmental concerns include the health and aesthetic needs of communities’ citizens. The Company will participate in the development of standards designed to conserve the quality of the environment. The exercise of personal discretion or judgment in this area is not acceptable.

SAFETY

The protection of the health of its employees and their safety from injury are fundamental objectives of the Company. These are moral responsibilities of each employee as well and the Company recognizes their importance to the success of the business. Therefore, the Company’s goal is to be a leader in safety and health in its industry. The Company will also provide its customers with products that meet high standards of safety and reliability. Accordingly, employees will strive to minimize the potential risk of injury or illness to others from goods and services furnished by the Company. A Company goal is to maintain a position of industry leadership in meeting these standards.

In order to protect the safety and well-being of all employees, each of us must report to work free from the influence of any substance that could prevent us from conducting work activities safely and effectively.

QUALITY

Cemtrex is committed to being a worldwide leader in quality for every product it provides in every market it serves. The Company is dedicated to continued improvement in its overall quality performance in every facet of its operations. The Company’s goal is to conform consistently to its customers’ expectations regarding its products and services. To maintain Cemtrex’s valuable reputation, compliance with our quality processes is essential. We damage our good name when we ship products or deliver services that fail to live up to Cemtrex standards.

Cemtrex, Inc. and Subsidiaries

CUSTOMERS AND SUPPLIERS

Employees should conduct all of the business affairs of the Company at arm’s length without consideration of personal advantage or self-interest. It is contrary to Company policy for employees to accept or furnish gifts, favors or entertainment of a size or nature which might influence or raise doubts as to the impartiality of the recipient. Any questionable conduct or appearance thereof must be avoided in dealing with customers, suppliers or others doing or seeking to do business with Cemtrex, Inc.

We must protect customer information that is sensitive, private or confidential just as carefully as our own. Only those who have a need to know should have access to confidential information.

We must take special care to comply with all legal and contractual obligations in dealing with governments. National and local governments all around the world have specific and varied procurement laws and regulations that have been established to protect the public interest. Many other laws strictly govern accounting and billing practices applied to the fulfillment of government contractors and subcontractors. Cemtrex employees who deal with government officials and contracts are responsible for knowing and complying with applicable laws and regulations.

COMPETITORS

Collecting information on our competitors from legitimate sources to evaluate the relative merits of their products, services and marketing methods is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage and stealing are obviously wrong. But so is seeking confidential information from a new employee who recently worked for a competitor, or misrepresenting your identity in the hopes of getting confidential information from a competitor.

Cemtrex is firmly committed to compliance with both the letter and spirit of the antitrust laws wherever they are in force. Any form of questionable intelligence gathering is strictly against the provisions of this Code. By strengthening the free market system, these laws have permitted Cemtrex, Inc. to grow and prosper. Accordingly, the Company’s employees will compete vigorously with its competitors at all times.

ANTI-TRUST AND RESTRICTIVE TRADE PRACTICES

The anti-trust laws of the United States prohibit certain anti-competitive activities. These include agreements or understandings among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate territories or markets; or to limit the production or sale of products or product lines. Employees shall not engage in such activities and shall report any instance in which such activities were proposed or discussed to the Chairman of the Audit Committee for the Board of Directors (see Section entitled “Reporting Violations” for contact information).

Employees shall not engage directly or indirectly in any restrictive international trade practice (i.e., a boycott of a supplier or customer). Employees shall report the receipt of any request to engage in such activities to the Chairman of the Audit Committee for the Board of Directors (see Section entitled “Reporting Violations” for contact information).

CONFIDENTIAL INFORMATION

Cemtrex believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. Employees shall not disclose directly or indirectly any confidential information acquired in the course of employment, nor shall employees use such information to further any personal interest or to the Company’s disadvantage. This includes trading or providing information to others to permit them to trade in securities of the Company or other companies while in possession of material non-public information about those securities.

Cemtrex respects the property rights of other companies to their proprietary information and requires its employees to fully comply with both the spirit and the letter of U.S. and foreign laws and regulations protecting such rights. Cemtrex’s success is dependent upon the strict adherence by employees to this portion of the Code and all applicable standards and procedures.

Cemtrex, Inc. and Subsidiaries

DISCLOSURE OF COMPANY INFORMATION

Information is the lifeblood of any company. Open and effective dissemination of this information is critical to our success. However, much of the information concerning Cemtrex’s business activities is confidential. The disclosure of this information outside the company could seriously damage the company’s interests. Safeguarding this information is everyone’s responsibility.

To protect this information, it is company policy that:

•	Confidential information of the company should be disclosed within the company only on a need-to-know basis;

•	Confidential information of the company (paper and electronic) must be marked with additional handling instructions;

•	Confidential information of the company should be disclosed outside the company only when required by law or when necessary to further the company’s business activities and in accordance with the company’s disclosure guidelines.

We also have an obligation to protect the confidential information provided to us by our customers and suppliers during the course of business. They expect this from us just as we expect it from them.

FINANCIAL ACCOUNTING AND REPORTING

All business records, expense accounts, vouchers, invoices, bills, payroll, service records and other reports, books and records of the Company must be prepared with care and accuracy and maintained in a verifiable manner in conformance with generally accepted accounting principles (GAAP). All entries to Company ledger accounts must be substantiated by documentation that accurately describes the transaction they represent.

All corporate funds and accounts must be established in accordance with applicable Standard Practices. No fund or account is to be established or maintained for a purpose that is not fully and accurately described in the relevant books of the Company. All company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of company business in reasonable detail. No entries will be made that intentionally conceal or disguise the true nature of any company transaction.

In this respect, the following guidelines must be followed:

•	No undisclosed, unrecorded, or “off-book” funds or assets should be established for any purpose.
•	No false or fictitious invoices should be paid or created. · No false or artificial entries should be made or misleading reports issued.
•	Assets and liabilities of the company shall be recognized and stated in accordance with the company’s standard practices and GAAP.

If an employee believes that the company’s books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor, or to Mr. Sunny Patel , as Chairman of the Audit Committee for the Board of Directors (see Section entitled “Reporting Violations” for contact information).

INSIDER TRADING

Employees shall not trade in securities while in possession of material inside information. To avoid even the appearance of insider trading, employees shall not trade in options in the company’s stock and shall avoid speculating in Cemtrex stock. All employees shall follow the guidelines on securities trading issued by the company.

Federal law and company policy prohibits employees, directly or indirectly through their families or others, from purchasing or selling company stock while in possession of material, non-public information concerning the company. To avoid even the appearance of improprieties, company policy also prohibits employees from trading options on the open market in company stock under any circumstances.

Cemtrex, Inc. and Subsidiaries

Material, non-public information is any information that could reasonably be expected to affect the value of a stock. If an employee is considering buying or selling a stock because of inside information they may possess, they should assume that such information is material. It is also important for the employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, employees should always carefully consider how their trades would look from this perspective.

If an employee’s family or friends ask for advice about buying or selling company stock, the employee should not provide it. Federal law and company policy also prohibit the employee from “tipping” family or friends regarding material, non-public information that the employee learns about Cemtrex in the course of employment. The same penalties apply, regardless of whether the employee derives any benefit from the trade.

CONFLICTS OF INTEREST

Each Cemtrex employee must be careful to avoid any situation that might create a personal conflict of interest. This may involve participating in activities, including outside employment, which conflict or appear to conflict with Cemtrex’s business. Included are financial interests in suppliers or competitors. Business decisions and actions must be based on the best interests of Cemtrex and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment.

General guidelines to help employees better understand several of the most common examples of situations that may cause a conflict of interest follow:

•	Outside Employment – employees of Cemtrex may not work for or receive payments from any competitor, customer, distributor or supplier of Cemtrex without approval of local management. Any outside activity must be strictly separated from Cemtrex employment and should not harm job performance at Cemtrex.

•	Board Memberships – serving on the Board of Directors or a similar body for an outside company or government agency requires the advance approval of local management. Helping the community by serving on boards of non-profit or community organizations is encouraged and does not require prior approval.

•	Gifts Given to Cemtrex Employees – employees of Cemtrex may not accept kickbacks, lavish gifts or gratuities. We can accept items of nominal value, such as small promotional items bearing another company’s name. We cannot accept anything that might make it appear that our judgment for Cemtrex would be compromised.

•	Gifts Given by Cemtrex Employees – some business situations call for giving gifts. Gifts from Cemtrex must be legal, reasonable and approved by local management.

TRADE (EXPORT AND IMPORT)

Compliance with the U.S. Export Administration Regulations issued by the U.S. Department of Commerce should be strictly enforced. The Marketing and Contracts group has the lead role within Cemtrex to ensure compliance with the laws and regulations pertaining to importing and exporting for all countries where Cemtrex does business. The export regulations are very complex and employees who are unfamiliar with them should not make decisions regarding licenses, etc.

INTERNATIONAL CITIZENSHIP

Since Cemtrex, Inc. is a multinational company, employees will frequently be confronted with laws, regulations and business practices in the various countries and economies that differ from those in places where they customarily do business. However, honesty and integrity are not subject to equivocation at any time in any culture. Cemtrex, Inc. will be a responsible corporate citizen in every country in which it conducts its business. By maintaining high levels of personal integrity and by recognizing the needs of the host countries in which the Company conducts its business, Cemtrex, Inc. will maintain its reputation for fairness and ethical behavior on a worldwide basis.

Cemtrex, Inc. and Subsidiaries

REPORTING VIOLATIONS

There are no easy answers to many ethical issues we face in our daily business activities. In some circumstances, the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they should talk to someone else such as their supervisor or another manager. The company also has a member of the Board of Directors who has been identified as the individual to handle reports on violations of company policy. As the Chairman of the Audit Committee for the Board of Directors, Mr. Sunny Patel serves as the individual to whom reported violations of company policy should be made, as well as any suspected misconduct by any employee or representative of the company. This may be done anonymously in writing to: William M. Aul, Esq., c/o Law Offices of William M. Aul, 7676 Hazard Center Drive, Suite 500, San Diego, CA 92108.

Cemtrex, Inc. will not permit any form of retribution against any person, who, in good faith, reports known suspected violations of this Corporate Code of Business Ethics or other company policy.

DELEGATION OF AUTHORITY

Only employees who are specifically authorized may commit the company to others. A commitment by Cemtrex includes the execution of any written agreement or any other undertaking that obligates or binds the company in any respect, whether or not it involves the payment of money. Employees must never execute a document or otherwise commit the company unless they have clear authority to do so. They should check with the Controller of their organization to determine what authority limits have been delegated to them. Failure to follow this portion of the Code will subject the employee to disciplinary action.

USE OF COMPANY ASSETS

Cemtrex’s assets are to be used only for legitimate business purposes of Cemtrex, Inc. and its subsidiaries and only by authorized employees or their designees. This includes tangible and intangible assets. Some examples of tangible assets include office equipment such as phones, copiers, computers, furniture, supplies and production equipment.

We all have a responsibility to protect Cemtrex assets entrusted to us from loss, damage, misuse or theft. Cemtrex assets, such as funds, products or computers, may only be used for business purposes and other purposes approved by management. Cemtrex assets may never be used for illegal purposes.

Cemtrex’s electronic mail (e-mail) system should be restricted primarily to company business. Highly confidential information should be handled appropriately. The company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted over network and electronic files located on personal computers owned by the company or computers on the premises used in company business.

To the extent permitted under applicable law, employees, contractors and temporary employees shall assign to the company any invention, work of authorship, composition or other form of intellectual property created during the period of employment. Each employee shall execute a Confidentiality Agreement prior to commencing work for Cemtrex.

PURPOSE OF THE CODE OF BUSINESS ETHICS

This Corporate Code of Business Ethics is a guide to help employees of Cemtrex live up to Cemtrex’s high ethical standards – and their own. It summarizes many of the laws that Cemtrex and its employees are required to live by. The Code goes beyond the legal minimums, however, by describing the ethical values we all share. This Code is neither a contract nor a comprehensive manual that covers every situation employees throughout the Company might encounter. It is a guide that highlights key issues and identifies policies and resources to help employees reach decisions that will make Cemtrex, Inc. proud.

RESPONSIBILITY AND ACCOUNTABILITY

As employees of Cemtrex, Inc. each of us has the personal responsibility to make sure that our actions abide by this Corporate Code of Business Ethics and the laws that apply to our work. If anyone has any questions or concerns about illegal or unethical acts, check with your supervisor, or contact Mr. Sunny Patel, as Chairman of the Audit Committee for the Board of Directors (see Section entitled “Reporting Violations” for contact information). Keep in mind that failure to abide by this Code and the law will lead to disciplinary measures appropriate to the violation.

Cemtrex, Inc. and Subsidiaries

ADMINISTRATION

Employees acting on behalf of the Company are responsible for adherence to this Policy. All managers are responsible for advising their employees of the principles embodied in this Corporate Code of Business Ethics and for directing their activities consistent with these principles.

ADDITIONAL RESPONSIBILITIES OF MANAGERS

Cemtrex managers are expected to lead according to our standards of ethical conduct, in both words and actions. Managers are responsible for promoting open and honest two-way communications. Managers must be positive activists and role models to show respect and consideration for each of our employees. Managers must be diligent in looking for indications that unethical or illegal conduct has occurred.